EXHIBIT 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FOURTH QUARTER RESULTS
Gaylord Hotels Reports Strong RevPAR & Total RevPAR Growth
Gaylord National bookings near 900,000 room nights
NASHVILLE, Tenn. (February 13, 2007) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter of 2006.
For the fourth quarter and full year ended December 31, 2006:
•	Consolidated revenue increased 8.4 percent to $239.3 million in the fourth quarter of 2006 from $220.6 million in the same period last year, led by strong revenue growth in the hospitality segment. For the full year 2006, consolidated revenue increased 9.4 percent to $947.9 million.

•	Loss from continuing operations was $94.2 million, or a loss of $2.31 per share, compared to a loss from continuing operations of $13.2 million, or a loss of $0.33 per share in the prior-year quarter. The increase in the loss from continuing operations in the fourth quarter of 2006 is primarily due to impairment charges totaling $109.9 million incurred in the fourth quarter 2006, as a result of the Company’s assessment of the carrying value of ResortQuest goodwill and other long-lived assets for impairment.

•	Hospitality segment revenue grew 10.0 percent to $180.5 million in the fourth quarter of 2006 compared to $164.1 million in the prior-year quarter. Hospitality revenue for the full year 2006 grew 11.9 percent to $645.4 million. Gaylord Hotels revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 7.6 percent and 10.7 percent, respectively, compared to the fourth quarter of 2005. For the full year 2006, Gaylord Hotels achieved RevPAR and Total RevPAR growth of 9.3 percent and 11.4 percent, respectively, compared to the prior year.

•	Adjusted EBITDA[3] was a negative $87.9 million in the fourth quarter of 2006 compared to $16.6 million in the prior-year quarter. The decrease in adjusted EBITDA is primarily due to the recognition of impairment charges in the fourth quarter of 2006.

•	Consolidated Cash Flow[4] (“CCF”) increased 17.9 percent to $28.4 million in the fourth quarter of 2006 compared to $24.1 million in the same period last year. CCF for the full year 2006 increased by 29.6 percent from 2005 to $161.6 million.

“2006 was yet another very successful year for Gaylord Entertainment, especially in our core hotel business where we achieved strong occupancy levels and a 20 percent increase in Consolidated Cash Flow,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Our ability to continue performing year after year at these operating levels and delivering consistent growth underscores the underlying strength and awareness of our brand and of the service proposition we provide. In 2006, we continued to strengthen our relationships with meeting planners as we focus on loyal, high-value customers that book multi-year stays and rotate throughout our network.”
“We head into 2007 with a great amount of momentum,” continued Reed. “As we look to the future prospects of our business, we are quite pleased with the success we have had on a number of fronts. We continue to see a tremendous amount of demand for our hotels and service offerings, and have even had to turn away a significant amount of business. We have significantly strengthened our relationships with customers and meeting planners, who have become quite loyal to the Gaylord brand. Further, the progress we have made in Washington, D.C. and California has generated a positive response from meeting planners who eagerly await the completion of these projects. With all of these critical elements in place, the future of our business looks very attractive.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the fourth quarter and full year 2006 include:
•	Gaylord Hotels’ RevPAR grew 7.6 percent compared to the prior-year quarter to reach $125.07. Gaylord Hotels' Total RevPAR grew 10.7 percent to $327.24 compared to $295.54 in the fourth quarter of 2005. For the full year 2006, Gaylord Hotels' RevPAR and Total RevPAR increased 9.3 percent and 11.4 percent, respectively, compared to 2005.

•	Gaylord Hotels’ CCF increased 9.2 percent to $44.4 million in the fourth quarter of 2006 compared to $40.7 million in the same period last year. CCF margins for the hospitality segment decreased 17 basis points to 24.6 percent, driven by a lower CCF margin at Gaylord Opryland compared to the prior-year quarter. CCF for the full year 2006 increased 20.0 percent to $170.9 million, resulting in a CCF margin of 26.5 percent, an increase of 180 basis points compared to the prior year.

•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, decreased 17.4 percent to 492,761 room nights booked in the fourth quarter of 2006. For the full year, Gaylord Hotels’ same-store net definite bookings decreased 6.9 percent to 1.3 million room nights. Fourth quarter and full year 2006 bookings reflect Opryland’s decision to terminate 101,000 room nights related to below-market programs which is expected to create additional upside for the hotel in replacing those programs with higher-value business.
•	Gaylord National booked an additional 167,420 room nights in the fourth quarter of 2006, bringing National’s cumulative net definite room nights booked to 893,964.
“Our strategy to deliver the highest levels of customer service and our ability to provide customers with an all-under-one-roof offering is certainly paying off, as our hospitality business achieved another quarter and year of solid growth. We are pleased that meeting planners, convention customers and transient guests have all become strong supporters of our hotels, and have helped drive occupancy to 78 percent across the network in 2006,” continued Reed. “We are, however, disappointed by Opryland’s financial performance in the fourth quarter, which came in below our expectations with respect to managing labor costs. As we continue to invest in Opryland, we maintain a high expectation for the hotel’s operating performance and profitability going forward.”
At the property level, Gaylord Opryland generated revenue of $83.5 million in the fourth quarter of 2006, a 9.4 percent increase compared to the prior-year quarter. Full year 2006 revenue of $281.2 million represented a 17.9 percent increase over the full year 2005. Higher revenue in the fourth quarter was largely a result of higher occupancy levels, which rose to 85.2 percent, a 5.0 percentage point increase versus the prior-year quarter. RevPAR grew 11.0 percent to $133.89 compared to $120.60 in the same period last year, driven in part by a 4.5 percent increase in ADR (Average Daily Rate). A strong increase in outside-the-room revenue drove Total RevPAR to increase 11.3 percent to $326.82 in the fourth quarter of 2006. For the full year 2006, RevPAR and Total RevPAR increased 12.3 percent and 16.8 percent, respectively, compared to 2005. CCF decreased slightly in the fourth quarter of 2006 to $20.0 million, resulting in a CCF margin of 23.9 percent, a 249 basis point decrease versus the prior-year quarter. Full year 2006 CCF increased 29.0 percent to $70.8 million compared to $54.9 million in the prior year, resulting in a 216 basis point increase in the hotel’s CCF margin. Opryland’s financial performance in the fourth quarter of 2006 was negatively affected by higher labor expenses compared to the prior-year quarter. Fourth quarter 2006 operating statistics reflect 9,610 room nights out of available inventory due to the Opryland room renovation. Fourth quarter 2005 operating statistics reflect 5,240 room nights out of available inventory due to the hotel’s room renovations. In total, operating statistics for the full year 2006 reflect 20,048 room nights out of available inventory compared to 29,551 room nights out of available inventory in 2005.
Gaylord Palms posted revenue of $43.3 million in the fourth quarter of 2006, an increase of 8.8 percent compared to $39.8 million in the prior-year quarter. For the full year 2006, the hotel’s revenue increased 6.7 percent to $176.6 million. Gaylord Palms experienced a 2.1 percentage point decrease in occupancy in the fourth quarter of 2006 which was entirely offset by a 4.7 percent increase in ADR compared to the prior-year quarter. This drove the hotel’s RevPAR to increase marginally to $119.22 compared to $117.57 in the same period last year. For the full year 2006, RevPAR increased 7.2 percent to $135.42 and Total RevPAR increased 6.7 percent to $344.19. CCF increased to $9.3 million compared to $8.5 million in the prior-year quarter, resulting in a CCF margin of 21.5 percent, flat to the prior-year quarter. The hotel’s profitability in the fourth quarter of 2006 was negatively affected by increased investment in the hotel’s holiday attractions.
Gaylord Texan revenue increased 11.2 percent to $51.3 million in the fourth quarter of 2006, compared to $46.2 million in the prior-year quarter. For the full year 2006, the hotel’s revenue increased 8.3 percent to $178.6 million compared to $165.0 million in 2005. RevPAR in the fourth quarter increased 6.1 percent to $124.48, driven by a 2.9 percentage point increase in occupancy and a 2.0 percent increase in ADR compared to the same period last year. For the full year 2006, RevPAR and Total RevPAR increased 6.3 percent and 8.3 percent, respectively. CCF increased 26.9 percent to $13.9 million in the fourth quarter of 2006, resulting in a 27.1 percent CCF margin. The 334 basis point increase in the hotel’s CCF margin compared to the prior-year quarter was driven by strong profitability in all operating departments and lower utility expenses compared to the same period last year. Full year 2006 CCF increased 19.3 percent to $47.3 million, resulting in a 246 basis point increase in the hotel’s CCF margin.
Development Update
Significant progress continues to be made on the 2,000-room Gaylord National in Prince George’s County. The Company adjusted the project’s construction schedule and now intends to open the entire 2,000-room resort at the end of the first quarter of 2008. To date, approximately 95.0 percent of the general contractor’s scope of work, including construction materials, has been bought and is under contract. The Company also revised its estimate for the cost of the National to approximately $870.0 million (excluding capitalized interest and pre-opening expenses) to reflect the higher costs of construction in the market due in large part to a competitive labor market. The Company spent an additional $88.4 million in construction costs on the project in the fourth quarter of 2006, bringing capital expenditures to date to $262.0 million.
The National’s bookings continue to increase with an additional 167,420 room nights booked in the fourth quarter, bringing the cumulative number of net definite room nights for the property to 893,964. The Company is continuing its planning efforts with the Unified Port of San Diego and the City of Chula Vista to build a world-class convention hotel on the San Diego bayfront.
“Our expansion plans remain on track and we are excited to extend the Gaylord brand to additional locations in Prince George’s County, Maryland, and to Chula Vista on the San Diego bayfront,” said Reed. “The property that we are building in Prince George’s County will be the best convention hotel on the East Coast. Our planned 500-room expansion of the hotel was well received by meeting planners this year, and advanced bookings for the hotel continue to underscore the market’s confidence in the Gaylord brand and our ability to attract high-quality customers to new markets.”
ResortQuest
ResortQuest revenue from continuing operations was $40.2 million in the fourth quarter of 2006, a decrease of 1.1 percent compared to the prior-year quarter. For the full year 2006, the segment’s revenue increased 1.6 percent to $225.7 million compared to the prior year. ResortQuest CCF loss was $8.1 million in the fourth quarter of 2006, a 2.7 percent increase over the prior-year quarter’s CCF loss of $7.9 million. For the full year 2006, ResortQuest CCF increased 91.8 percent to $17.4 million compared to the prior year, primarily due to $4.9 million received in connection with the Company’s settlement of certain business interruption insurance claims and a $5.4 million gain on the collection of a note receivable previously considered to be uncollectible. In the fourth quarter of 2006, ResortQuest RevPAR increased 6.1 percent to $56.98 compared to $53.68 in the prior-year quarter, driven entirely by a 13.7 percent increase in ADR across the network. The Hawaii and ski markets performed well in the fourth quarter of 2006; however, the Florida and Gulf Coast markets continue to suffer from both the reticence of travelers to vacation in areas affected by the 2004 and 2005 hurricane seasons and from the cyclical downturn in the real estate market. In the fourth quarter of 2006, ResortQuest had 14,530 units under exclusive management, excluding units reflected in discontinued operations.
“ResortQuest performance for the fourth quarter was in-line with our expectations,” said Reed. “We continue to explore opportunities to maximize the value of this business for our shareholders. As part of our evaluation of the ResortQuest business, we recorded impairment charges in the fourth quarter.”
In accordance with SFAS No. 142 and SFAS No. 144, the Company recorded $109.9 million in impairment charges to write down the carrying value of the trade name, goodwill, and certain other assets related to its ResortQuest business to the fair value of these assets.
Opry and Attractions
Opry and Attractions segment revenue increased 17.1 percent to $18.5 million in the fourth quarter of 2006. Full year 2006 revenue increased 14.1 percent to $76.6 million. The segment’s CCF increased 92.4 percent to $3.3 million in the fourth quarter of 2006 from $1.7 million in the prior-year quarter. CCF for the full year 2006 increased 54.6 percent to $10.9 million compared to $7.0 million in 2005.
“The Opry’s performance this quarter again highlights the strength of this iconic brand,” said Reed. “Our strategy to continue expanding the Opry’s reach and to pursue additional merchandising opportunities will increase the Opry’s appeal to new audiences and position the brand for continued growth.”

Corporate and Other
Corporate and Other operating loss totaled $14.8 million in the fourth quarter of 2006 compared to an operating loss of $12.3 million in the same period last year. For the full year 2006, Corporate and Other operating loss increased 29.2 percent to $53.3 million compared to the prior year. Corporate and Other CCF loss in the fourth quarter of 2006 increased 8.0 percent to $11.3 million compared to a CCF loss of $10.5 million in the same period last year. The higher corporate operating loss in the fourth quarter of 2006 compared to the prior year quarter was a result of the recognition of stock options expense and higher employee benefit costs. For the full year 2006, Corporate and Other CCF loss increased 11.3 percent to $37.7 million compared to a CCF loss of $33.9 million in 2005.
Bass Pro Shops
For the quarter ended December 31, 2006, Gaylord’s equity income from its investment in Bass Pro Group, LLC was $2.8 million, bringing the equity income from Bass Pro to $12.3 million for the full year 2006.
Liquidity
As of December 31, 2006, the Company had long-term debt outstanding, including current portion, of $755.6 million and unrestricted and restricted cash of $56.3 million. $412.8 million of the Company’s $600.0 million credit facility remains undrawn at the end of the fourth quarter of 2006, which includes $12.2 million in letters of credit.
The Company is currently evaluating its financing alternatives for the announced Gaylord National development project. Such plans could include incurrence of additional indebtedness, sale of non-core assets, or a combination thereof.
Outlook
The following outlook is based on current information as of February 13, 2007. The Company does not expect to update guidance until next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
“We had a tremendous amount of success this year creating value for our core business and solidifying the Gaylord brand as the premier hotel network for convention and meeting planners,” said Reed. “We have a big year ahead in 2007: we will see the final stages of the Gaylord National project and significant investment in Gaylord Opryland, including the completion of the hotel’s room renovation, a $30 million food and beverage upgrade, and the initial stages of a room and meeting space expansion to accommodate the high demand for that property. In addition, we will continue to seek ways to fully unlock the value of the Company’s strategic non-core businesses for our shareholders. Finally, as we continue to focus on capturing a greater share of the meetings market, we will find new ways to leverage our strong relationships with meeting planners and evaluate ways to capitalize on the millions of room nights we turn away each year.”
Yesterday, the Company announced plans to expand the Gaylord Opryland Resort and Convention Center with the addition of 400 rooms and 400,000 square feet of meeting space. As part of this proposed $400 million expansion, Gaylord will seek approval from Metropolitan Nashville and the State of Tennessee for the issuance of an $80 million tax-exempt bond, supported entirely from future incremental tax revenue generated by the Gaylord Opryland.
“While 2007 should bring solid growth for our business, we believe that by making these moves, we will be in a stronger position to generate even greater returns for shareholders in 2008 and beyond.”
The Company announced today it will suspend issuing guidance for ResortQuest until the conclusion of its review of options to maximize the value of this investment.

2007
Consolidated Cash Flow
Gaylord Hotels	$182 — 190 Million
Opry and Attractions	$11 — 12 Million
Corporate and Other	$(43 — 40 Million)
Gaylord Hotels advance bookings	1.3 — 1.4 Million
Gaylord Hotels RevPAR	5% — 7%
Gaylord Hotels Total RevPAR	7% — 9%
Gaylord’s 2007 outlook reflects approximately 48,000 room nights out of service due to the room renovation at the Gaylord Opryland.
Web Cast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for at least 30 days.

About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands — Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation’s largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 81 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.gaylordentertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels, the Company’s ability to successfully integrate and achieve operating efficiencies at ResortQuest, the ability to obtain financing for new developments, levels of occupancy at ResortQuest units under management, the quantity and quality of our ResortQuest units under management, and returning damaged units to service on a timely basis. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31st, 2005. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1 The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period. The Company calculates revenue per available room (“RevPAR”) for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. The Company’s ResortQuest segment revenue represents a portion of the gross lodging revenues based on the services provided by ResortQuest. ResortQuest segment revenue and operating expenses include certain reimbursed management contract expenses incurred in the period of $11.2 million and $10.5 million for the three months ended December 31, 2006 and 2005, respectively.
2 The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted

EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4 As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the naming rights and Florida ground lease expense, non-recurring ResortQuest integration charges which when added to other expenses related to the merger do not exceed $10 million, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses), including the $5.4 million gain on the collection of a note receivable held by ResortQuest and dividends received from our investments in unconsolidated companies. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. The calculation of CCF margin is CCF as a percentage of revenue.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Key Foster, VP Treasury, Strategic Planning & Investor Relations	Josh Hochberg
Gaylord Entertainment	Sloane & Company
(615) 316-6132	(212) 446-1892
kfoster@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director
Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31		Dec. 31
	2006	2005	2006	2005

Revenues (a)(b)	$239,288	$220,646	$947,922	$866,539
Operating expenses:
Operating costs (b)	162,453	150,640	618,455	571,494
Selling, general and administrative (c)	52,654	51,686	194,189	186,203
Impairment charge	109,878	—	110,710	—
Preopening costs	2,177	1,676	7,174	5,005
Depreciation and amortization	21,553	21,180	85,840	83,203

Operating (loss) income	(109,427)	(4,536)	(68,446)	20,634

Interest expense, net of amounts capitalized	(18,106)	(18,720)	(71,719)	(73,169)
Interest income	840	658	3,135	2,478
Unrealized gain (loss) on Viacom stock	37,517	(4,484)	38,337	(41,554)
Unrealized (loss) gain on derivatives	(30,348)	6,472	(16,618)	35,705
Income from unconsolidated companies	2,191	189	10,565	2,169
Other gains and (losses), net (d)	771	638	9,469	6,660

Loss before benefit for income taxes	(116,562)	(19,783)	(95,277)	(47,077)

Benefit for income taxes	(22,382)	(6,544)	(12,445)	(15,284)

Loss from continuing operations	(94,180)	(13,239)	(82,832)	(31,793)

Income (loss) from discontinued operations, net of taxes	436	174	3,397	(2,157)

Net loss	$(93,744)	$(13,065)	$(79,435)	$(33,950)

Basic net income (loss) per share:
Loss from continuing operations	$(2.31)	$(0.33)	$(2.04)	$(0.79)
Income (loss) from discontinued operations, net of taxes	$0.01	$0.01	$0.08	$(0.06)

Net loss	$(2.30)	$(0.32)	$(1.96)	$(0.85)

Fully diluted net income (loss) per share:
Loss from continuing operations	$(2.31)	$(0.33)	$(2.04)	$(0.79)
Income (loss) from discontinued operations, net of taxes	$0.01	$0.01	$0.08	$(0.06)

Net loss	$(2.30)	$(0.32)	$(1.96)	$(0.85)

Weighted average common shares for the period:
Basic	40,712	40,305	40,569	40,171
Fully-diluted	40,712	40,305	40,569	40,171

(a)	Includes a net recovery of $4,922 received in connection with the Company’s settlement of its business interruption insurance claim related to hurricanes Ivan, Dennis, and Charley for the twelve months ended December 31, 2006.

(b)	Includes certain ResortQuest reimbursed management contract expenses incurred in the period of $11,211 and $10,536 for the three months ended December 31, 2006 and 2005, respectively, and $44,632 and $42,149 for the twelve months ended December 31, 2006 and 2005, respectively.

(c)	Includes non-cash lease expense of $1,613 and $2,118 for the three months ended December 31, 2006 and 2005, respectively, and $6,530 and $7,032 for the twelve months ended December 31, 2006 and 2005, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense and other property lease expense on a straight-line basis.

(d)	Includes a non-recurring $5,446 gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the twelve months ended December 31, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Dec. 31	Dec. 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$40,562	$58,719
Cash and cash equivalents — restricted	15,715	19,688
Short-term investments	394,913	—
Trade receivables, net	39,458	37,154
Estimated fair value of derivative assets	207,428	—
Deferred financing costs	10,461	26,865
Deferred income taxes	—	8,861
Other current assets	29,106	29,276
Current assets of discontinued operations	28	7,726

Total current assets	737,671	188,289

Property and equipment, net of accumulated depreciation	1,638,443	1,404,211
Intangible assets, net of accumulated amortization	22,688	27,768
Goodwill	87,331	177,556
Indefinite lived intangible assets	28,254	40,315
Investments	84,488	429,295
Estimated fair value of derivative assets	—	220,430
Long-term deferred financing costs	15,579	29,144
Other long-term assets	18,065	14,135
Long-term assets of discontinued operations	—	1,447

Total assets	$2,632,519	$2,532,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,034	$1,825
Secured forward exchange contract	613,054	—
Accounts payable and accrued liabilities	222,717	186,540
Deferred income taxes	56,628	—
Current liabilities of discontinued operations	578	7,802

Total current liabilities	895,011	196,167

Secured forward exchange contract	—	613,054
Long-term debt and capital lease obligations, net of current portion	753,572	598,475
Deferred income taxes	96,537	177,652
Estimated fair value of derivative liabilities	2,610	1,994
Other long-term liabilities	86,525	96,488
Long-term liabilities and minority interest of discontinued operations	238	193
Stockholders’ equity	798,026	848,567

Total liabilities and stockholders’ equity	$2,632,519	$2,532,590

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

Adjusted Earnings Before Interest, Taxes,
Depreciation and Amortization (“Adjusted
EBITDA”) and Consolidated Cash Flow (“CCF”)
reconciliation:	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2006		2005		2006		2005

	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue (1)	$239,288	100.0%	$220,646	100.0%	$947,922	100.0%	$866,539	100.0%

Net income (loss)	$(93,744)	-39.2%	$(13,065)	-5.9%	$(79,435)	-8.4%	$(33,950)	-3.9%
Loss (income) from discontinued operations, net of taxes	(436)	-0.2%	(174)	-0.1%	(3,397)	-0.4%	2,157	0.2%
(Benefit) provision for income taxes	(22,382)	-9.4%	(6,544)	-3.0%	(12,445)	-1.3%	(15,284)	-1.8%
Other (gains) and losses, net	(771)	-0.3%	(638)	-0.3%	(9,469)	-1.0%	(6,660)	-0.8%
(Income) loss from unconsolidated companies	(2,191)	-0.9%	(189)	-0.1%	(10,565)	-1.1%	(2,169)	-0.3%
Unrealized (gain) loss on derivatives	30,348	12.7%	(6,472)	-2.9%	16,618	1.8%	(35,705)	-4.1%
Unrealized loss (gain) on Viacom stock	(37,517)	-15.7%	4,484	2.0%	(38,337)	-4.0%	41,554	4.8%
Interest expense, net	17,266	7.2%	18,062	8.2%	68,584	7.2%	70,691	8.2%

Operating (loss) income	(109,427)	-45.7%	(4,536)	-2.1%	(68,446)	-7.2%	20,634	2.4%
Depreciation & amortization	21,553	9.0%	21,180	9.6%	85,840	9.1%	83,203	9.6%

Adjusted EBITDA	(87,874)	-36.7%	16,644	7.5%	17,394	1.8%	103,837	12.0%
Pre-opening costs	2,177	0.9%	1,676	0.8%	7,174	0.8%	5,005	0.6%
Impairment charge	109,878	45.9%	—	0.0%	110,710	11.7%	—	0.0%
Other non-cash expenses	1,613	0.7%	2,118	1.0%	6,530	0.7%	7,096	0.8%
Non-recurring ResortQuest integration charges (2)	—	0.0%	224	0.1%	—	0.0%	2,040	0.2%
Stock Option expense	1,449	0.6%	—	0.0%	6,172	0.7%	—	0.0%
Other gains and (losses), net (3)	771	0.3%	638	0.3%	9,469	1.0%	6,660	0.8%
Losses and (gains) on sales of assets	391	0.2%	376	0.2%	949	0.1%	(2,811)	-0.3%
Dividends received	—	0.0%	2,417	1.1%	3,155	0.3%	2,844	0.3%

CCF	$28,405	11.9%	$24,093	10.9%	$161,553	17.0%	$124,671	14.4%

Hospitality segment
Revenue	$180,534	100.0%	$164,125	100.0%	$645,437	100.0%	$576,927	100.0%
Operating income	24,192	13.4%	20,969	12.8%	91,913	14.2%	67,700	11.7%
Depreciation & amortization	16,221	9.0%	16,148	9.8%	64,502	10.0%	63,188	11.0%
Pre-opening costs	2,177	1.2%	1,676	1.0%	7,174	1.1%	5,005	0.9%
Other non-cash expenses	1,575	0.9%	1,576	1.0%	6,303	1.0%	6,490	1.1%
Stock Option expense	275	0.2%	—	0.0%	1,088	0.2%	—	0.0%
Other gains and (losses), net	(389)	-0.2%	(61)	0.0%	(513)	-0.1%	(536)	-0.1%
Losses on sales of assets	391	0.2%	376	0.2%	480	0.1%	578	0.1%

CCF	$44,442	24.6%	$40,684	24.8%	$170,947	26.5%	$142,425	24.7%

ResortQuest segment
Revenue (1)	$40,168	100.0%	$40,596	100.0%	$225,650	100.0%	$222,003	100.0%
Operating loss	(120,689)	-300.5%	(13,492)	-33.2%	(112,041)	-49.7%	(7,689)	-3.5%
Depreciation & amortization	2,393	6.0%	2,610	6.4%	10,772	4.8%	10,619	4.8%
Impairment charge	109,878	273.5%	—	0.0%	110,710	49.1%	—	0.0%
Non-recurring ResortQuest integration charges (2)	—	0.0%	224	0.6%	—	0.0%	2,040	0.9%
Other non-cash expenses	38	0.1%	542	1.3%	227	0.1%	542	0.2%
Stock Option expense	239	0.6%	—	0.0%	1,094	0.5%	—	0.0%
Other gains and (losses), net (3)	71	0.2%	(157)	-0.4%	6,189	2.7%	722	0.3%
Dividends received	—	0.0%	2,417	6.0%	243	0.1%	2,844	1.3%
Losses on sales of assets	—	0.0%	—	0.0%	216	0.1%	—	0.0%

CCF	$(8,070)	-20.1%	$(7,856)	-19.4%	$17,410	7.7%	$9,078	4.1%

Opry and Attractions segment
Revenue	$18,535	100.0%	$15,825	100.0%	$76,580	100.0%	$67,097	100.0%
Operating income	1,864	10.1%	315	2.0%	5,014	6.5%	1,889	2.8%
Depreciation & amortization	1,408	7.6%	1,420	9.0%	5,663	7.4%	5,347	8.0%
Stock Option expense	74	0.4%	—	0.0%	309	0.4%	—	0.0%
Other gains and (losses), net	(8)	0.0%	—	0.0%	(350)	-0.5%	1,886	2.8%
Losses and (gains) on sales of assets	—	0.0%	—	0.0%	253	0.3%	(2,077)	-3.1%

CCF	$3,338	18.0%	$1,735	11.0%	$10,889	14.2%	$7,045	10.5%

Corporate and Other segment
Revenue	$51		$100		$255		$512
Operating loss	(14,794)		(12,328)		(53,332)		(41,266)
Depreciation & amortization	1,531		1,002		4,903		4,049
Other non-cash expenses	—		—		—		64
Stock Option expense	861		—		3,681		—
Other gains and (losses), net	1,097		856		4,143		4,588
Dividends received	—		—		2,912		—
Gains on sales of assets	—		—		—		(1,312)

CCF	$(11,305)		$(10,470)		$(37,693)		$(33,877)

(1)	Includes a net recovery of $4,922 received in connection with the Company’s settlement of its business interruption insurance claim related to hurricanes Ivan, Dennis, and Charley for the twelve months ended December 31, 2006

(2)	Under the terms of Gaylord’s bond indentures and credit facility, non recurring costs and expenses related to the merger of ResortQuest and Gaylord Entertainment in Nov. 2003 are excluded from the calculation of Consolidated Cash Flow (“CCF”). Non-recurring ResortQuest integration charges include severance payments, rebranding expenses, technology integration charges and other related non-recurring expenses related to the merger, not to exceed a total of $10 million.

(3)	Includes a non-recurring $5,446 gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the twelve months ended December 31, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2006	2005	2006	2005
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)

Occupancy	77.2%	74.6%	78.0%	73.9%
Average daily rate (ADR)	$161.94	$155.79	$155.01	$149.73
RevPAR	$125.07	$116.29	$120.93	$110.65
OtherPAR	$202.17	$179.25	$171.54	$152.00
Total RevPAR	$327.24	$295.54	$292.47	$262.65

Revenue	$180,534	$164,125	$645,437	$576,927
CCF	$44,442	$40,684	$170,947	$142,425
CCF Margin	24.6%	24.8%	26.5%	24.7%

Gaylord Opryland (1)

Occupancy	85.2%	80.2%	80.9%	75.4%
Average daily rate (ADR)	$157.13	$150.43	$145.87	$139.43
RevPAR	$133.89	$120.60	$118.06	$105.14
OtherPAR	$192.93	$173.06	$154.57	$128.22
Total RevPAR	$326.82	$293.66	$272.63	$233.36

Revenue	$83,484	$76,297	$281,224	$238,495
CCF	$19,971	$20,150	$70,825	$54,911
CCF Margin	23.9%	26.4%	25.2%	23.0%

Gaylord Palms

Occupancy	66.8%	68.9%	77.0%	74.1%
Average daily rate (ADR)	$178.58	$170.56	$175.90	$170.48
RevPAR	$119.22	$117.57	$135.42	$126.32
OtherPAR	$215.20	$189.79	$208.77	$196.26
Total RevPAR	$334.42	$307.36	$344.19	$322.58

Revenue	$43,258	$39,757	$176,634	$165,547
CCF	$9,300	$8,503	$49,880	$45,333
CCF Margin	21.5%	21.4%	28.2%	27.4%

Gaylord Texan

Occupancy	72.6%	69.7%	74.4%	71.7%
Average daily rate (ADR)	$171.50	$168.21	$165.99	$162.03
RevPAR	$124.48	$117.30	$123.50	$116.20
OtherPAR	$244.84	$214.71	$200.41	$183.00
Total RevPAR	$369.32	$332.01	$323.91	$299.20

Revenue	$51,340	$46,155	$178,641	$165,015
CCF	$13,918	$10,971	$47,321	$39,652
CCF Margin	27.1%	23.8%	26.5%	24.0%

Nashville Radisson and Other (2)

Occupancy	75.9%	74.2%	73.6%	70.0%
Average daily rate (ADR)	$97.83	$87.78	$91.93	$87.51
RevPAR	$74.26	$65.12	$67.62	$61.27
OtherPAR	$13.72	$11.10	$14.10	$11.78
Total RevPAR	$87.98	$76.22	$81.72	$73.05

Revenue	$2,452	$1,916	$8,938	$7,870
CCF	$1,253	$1,060	$2,921	$2,529
CCF Margin	51.1%	55.3%	32.7%	32.1%

RESORTQUEST OPERATING METRICS:

ResortQuest Segment (3)

Occupancy	38.7%	41.5%	50.9%	53.1%
ADR	$147.07	$129.35	$169.81	$157.26
RevPAR	$56.98	$53.68	$86.39	$83.56
Total Units	14,530	16,353	14,530	16,353

(1)	Excludes 9,610 and 5,240 room nights that were taken out of service during the three months ended December 31, 2006 and 2005, respectively, and 20,048 and 29,551 room nights that were taken out of service during the twelve months ended December 31, 2006 and 2005, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2)	Includes other hospitality revenue and expense

(3)	Excludes units in discontinued markets and units out of service, including units damaged by hurricanes.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2007
	Low	High
Hospitality segment
Estimated Operating income (loss)	$88,500	$96,500
Estimated Depreciation & amortization	67,500	67,500

Estimated Adjusted EBITDA	$156,000	$164,000
Estimated Pre-opening costs	18,300	18,300
Estimated Non-cash lease expense	6,300	6,300
Estimated Stock Option Expense	1,400	1,400
Estimated Gains and (losses), net	—	—

Estimated CCF	$182,000	$190,000

Opry and Attractions segment
Estimated Operating income (loss)	$4,800	$5,800
Estimated Depreciation & amortization	5,900	5,900

Estimated Adjusted EBITDA	$10,700	$11,700
Estimated Stock Option Expense	300	300
Estimated Gains and (losses), net	—	—

Estimated CCF	$11,000	$12,000

Corporate and Other segment
Estimated Operating income (loss)	$(55,600)	$(52,600)
Estimated Depreciation & amortization	5,100	5,100

Estimated Adjusted EBITDA	$(50,500)	$(47,500)
Estimated Stock Option Expense	3,500	3,500
Estimated Gains and (losses), net	4,000	4,000

Estimated CCF	$(43,000)	$(40,000)